Exhibit 99.1
GulfMark Offshore Announces
Second Quarter 2010 Operating Results
HOUSTON, July 28, 2010 — GulfMark Offshore, Inc. (NYSE: GLF) today announced the results of operations for the three- and six-month periods ended June 30, 2010. For the three months ended June 30, 2010, revenue was $92.8 million. Net income for the same period, before special items, was $11.9 million, or $0.47 per diluted share. Reported net income for the quarter ended June 30, 2010 includes two special items: the previously discussed accrual for Norwegian taxes ensuing from a change in tax law and an impairment of goodwill resulting from the increased uncertainty in the Gulf of Mexico.
Total contracted future revenue increased to $663 million as of June 30, 2010, an increase of 55% over the prior quarter and its highest level since the first quarter of 2009. Cash flow from operating activities was $17.4 million for the quarter. Subsequent to June 30, 2010, the Company completed its new-build construction program and a final construction payment of $3.7 million was made upon completion.
As previously announced, the Norwegian government declared in February 2010 that revisions made in 2007 to its tonnage tax regime were unconstitutional. As a result, the Company recorded a $15.0 million benefit, or $0.59 per diluted share, including a cash refund of approximately $3.0 million in the first quarter. In June, the Norwegian government enacted new legislation, and as a result the Company recorded a $4.9 million charge, or $0.19 per diluted share, in the second quarter.
The Company periodically reviews its intangible assets for impairment. In the second quarter, the Company concluded that the portion of goodwill relating to its Americas operating segment was impaired in its entirety. The after-tax goodwill impairment charge recognized in the second quarter was $97.7 million, or $3.82 per diluted share. This non-cash charge does not impact the Company’s liquidity position or its debt covenant compliance.
Results of Operations
Revenue for the second quarter of 2010 was $92.8 million, an increase of 10% over the first quarter of 2010. Utilization and revenue were up in all three operating regions.
In the Americas, revenue was up $5.2 million. Utilization in the Americas was 92% in the quarter, a 12 percentage point increase from the first quarter rate. Within the region, utilization in the Gulf of Mexico continued to increase, up 10 percentage points to 91% in the second quarter of 2010. The average day rate for the quarter was up approximately 1%.

GulfMark Offshore, Inc.
Press Release
July 28, 2010

In the North Sea, revenue increased $1.9 million. The average day rate increased 4% before the foreign currency effect of continued strengthening in the U.S. dollar, which when factored in, resulted in a 2% decrease in the average day rate. Utilization in the North Sea increased 1% from the prior quarter.
Revenue was up $1.0 million in Southeast Asia. Quarterly utilization increased in Southeast Asia to 93%, a 10 percentage point increase, but the quarterly average day rate decreased approximately 7%.
Drydock expense was approximately $6.2 million in the second quarter, a decrease of $0.8 million from the first quarter of 2010. Full-year drydock expense is still expected to be approximately $22.3 million.
Direct operating expenses for the second quarter were $42.7 million, down slightly from the first quarter of 2010. Operating costs decreased $0.9 million due to currency effects, but increased approximately $500,000 due primarily to the inclusion of a full quarter of operating expenses for a new vessel that was delivered in the North Sea midway through the first quarter.
Operating income before special items was $18.5 million, up 108%, or $9.6 million, from the first quarter of 2010. The increase was driven by $8.1 million of additional revenue, complemented by approximately $1.5 million of lower costs. Net loss after special items for the quarter was $90.7 million, or $3.55 per diluted share.
Commentary
Bruce Streeter, President and CEO, commented, “The second quarter was better than we expected, with strong market conditions developing in the North Sea and, prior to the incident in the Gulf of Mexico, continuing positive signs in the Americas. The outlook for the remainder of 2010 and 2011 in the Gulf of Mexico is very uncertain. We currently have a significant portion of our U.S. fleet involved in the cleanup effort in the Gulf of Mexico. As the cleanup begins to wind down, these vessels are likely to be released into a very competitive market in the Gulf of Mexico. We will continue to look at selectively relocating vessels to other markets within the Americas as more profitable opportunities arise outside the Gulf of Mexico. The number of deepwater drilling rigs that end up leaving the Gulf of Mexico to pursue profitable opportunities during the drilling moratorium, combined with the uncertainty of the future regulatory environment, makes us less optimistic than we were last quarter.
“On the brighter side, our international locations, particularly the North Sea, have increased our optimism over the past quarter. Spot rates in the North Sea have been particularly strong, and we have seen a marked increase in long-term tender activity and related projects. Southeast Asia has experienced lower average rates recently, but has shown its resilience as utilization and total revenue have rebounded sharply from the dip we saw in the first quarter of 2010.
“We took delivery of the Sea Valiant and the Sea Victor since our last conference call. The delivery of these two medium-sized anchor handlers completes our new build construction program. The vessels are destined for the Southeast Asia market, where they will complement our existing fleet of

GulfMark Offshore, Inc.
Press Release
July 28, 2010

profitable medium-sized anchor handlers in that region. The completion of the program is advantageous because it releases us from capital commitments during this phase of the energy commodity cycle, but our intention is not to stagnate. We will continue to pursue those capital projects that add to long-term shareholder value as well as disposals in line with our fleet management objectives.”
Mr. Streeter continued, “We are optimistic about the future, although the near term is difficult to predict with any certainty. Our outstanding utilization in the second quarter occurred despite the events in the Gulf of Mexico and a number of contract changeovers in international markets. Forward contract cover, which has always been viewed as part of our strength, increased in Asia and the Americas, but was particularly strong in the North Sea. We executed a long-term contract with Petrobras to move four of our Gulf of Mexico vessels to Brazil, which we will do sequentially as they complete their existing contracts and planned drydocks. The vessels will be delivered to Brazil throughout the second half of 2010 and potentially into early 2011. We will continue to focus on other areas in the Americas where we have had recent success, including Mexico and Trinidad.
“Although the present environment demands constant attention, we will also focus on the future. Keeping our vessels working in tough times is due in part to ensuring throughout the cycle that we maintain a young, technologically advanced fleet. We will continue to work to meet our customers’ expectations and to look for opportunities that allow us to maintain and improve our fleet value, mix, and earning capacity.”
Liquidity and Capital Commitments
Cash flow from operations totaled $17.4 million in the second quarter. Cash on hand at June 30, 2010 was $49.8 million, and as of that date, the $175.0 million revolving credit facility was undrawn. Total debt at June 30, 2010, was $343.1 million, and debt net of cash on hand was $293.3 million. Quarterly principal amortization on the remaining debt is $8.3 million per quarter. There are no remaining capital commitments under the recently completed new-build program.

GulfMark Offshore, Inc.
Press Release
July 28, 2010

Conference Call Information
GulfMark will conduct a conference call to discuss the Company’s earnings with analysts, investors, and other interested parties at 9:00 a.m. Eastern time on Thursday, July 29, 2010. Those interested in participating should call 877-317-6789 (international callers use 412-317-6789) 10 minutes in advance of the start time and refer to the GulfMark Second Quarter Earnings conference call. A telephonic replay of the conference call will be available for six days, starting approximately two hours after the completion of the call; the replay, can be accessed by dialing 877-344-7529 (international callers should use 412-317-0088) and entering conference # 442782. The conference call will also be available via audio webcast and podcast download, accessible from the Investor Relations section of our website at www.GulfMark.com. A transcript of the call will be furnished to the SEC on Form 8-K as soon as practicable.
GulfMark Offshore, Inc., provides marine transportation services to the energy industry through a fleet of offshore support vessels serving every major offshore energy market throughout the world.

Contact:	Quintin V. Kneen, Executive Vice President & Chief Financial Officer
E-mail:	Quintin.Kneen@GulfMark.com (713) 963-9522
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the price of oil and gas and its effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company’s filings with the SEC, including the registration statement and the Company’s Form 10-K for the year ended December 31, 2009. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.
Press Release
July 28, 2010

Operating Data (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009

Revenue	$92,782	$84,651	$104,656	$177,433	$213,451
Direct operating expenses	42,658	43,069	39,132	85,727	79,614
Drydock expense	6,159	6,964	2,642	13,123	4,880
General and administrative expenses	11,456	11,731	11,565	23,187	22,105
Depreciation and amortization expense	13,977	13,975	13,146	27,952	25,516
(Gain) loss on sale of assets	106	—	(869)	106	(5,501)
Impairment charge	97,665	—	—	97,665	46,247

Operating Income (Loss)	(79,239)	8,912	39,040	(70,327)	40,590

Interest expense	(5,062)	(4,989)	(4,946)	(10,051)	(10,083)
Interest income	37	105	76	142	136
Foreign currency gain (loss) and other	(1,020)	1,781	790	761	(1,416)

Income before income taxes	(85,284)	5,809	34,960	(79,475)	29,227
Income tax benefit (provision)	(5,447)	15,734	(37)	10,287	19,917

Net Income (Loss)	$(90,731)	$21,543	$34,923	$(69,188)	$49,144

Diluted earnings (loss) per share	$(3.55)	$0.84	$1.38	$(2.72)	$1.94
Weighted average diluted common shares	25,546	25,544	25,362	25,470	25,294

Other Data
Revenue by Region (in thousands)
North Sea	$37,217	$35,275	$46,324	$72,492	$90,235
Southeast Asia	16,841	15,827	19,517	32,668	37,186
Americas	38,724	33,549	38,815	72,273	86,030

Rates Per Day Worked
North Sea	$16,478	$16,771	$21,199	$16,621	$21,138
Southeast Asia	16,817	18,039	21,201	17,387	20,959
Americas	13,486	13,362	15,704	13,428	16,541

Overall Utilization
North Sea	95.1%	90.2%	93.1%	94.5%	88.8%
Southeast Asia	92.8%	83.1%	93.8%	88.0%	90.5%
Americas	91.7%	79.8%	79.9%	85.7%	86.2%

Average Owned Vessels
North Sea	25.2	25.3	25.0	24.8	25.4
Southeast Asia	12.1	12.0	11.0	12.1	11.1
Americas	35.3	36.0	34.8	35.7	34.0

Total	72.6	73.3	70.8	72.6	70.5

Drydock Days
North Sea	34	50	16	84	75
Southeast Asia	61	61	29	122	55
Americas	38	94	48	132	48

Total	132	205	93	337	178

Drydock Expenditures (000’s)	$6,159	$6,964	$2,642	$13,123	$4,880

GulfMark Offshore, Inc.
Press Release
July 28, 2010

Summary Financial Data (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
Balance Sheet Data
Cash and cash equivalents	$49,794	$48,227	$165,936	$49,794	$165,936
Working capital	58,459	47,564	(7,168)	58,459	(7,168)
Vessel and equipment, net	1,165,956	1,169,179	1,099,593	1,165,956	1,099,593
Construction in progress	30,215	54,921	72,410	30,215	72,410
Total assets	1,413,231	1,530,961	1,624,683	1,413,231	1,624,683
Long-term debt (1)	309,728	318,044	239,660	309,728	239,660
Shareholders’ equity	871,924	984,952	966,222	871,924	966,222

(1) Current portion of long-term debt included in working capital.

Cash Flow Data
Cash flow from operating activities	$17,448	$21,935	$54,173	$39,383	$91,223
Cash flow used in investing activities	(7,116)	(55,173)	(3,122)	(62,289)	(20,368)
Cash flow used in financing activities	(7,787)	(9,442)	(8,657)	(17,229)	(12,592)

Forward Contract Cover — Remainder of Current Calendar Year
North Sea	75%		71%
Southeast Asia	73%		66%
Americas	46%		53%

Total	61%		61%

Forward Contract Cover — Next Full Calendar Year
North Sea	45%		50%
Southeast Asia	43%		46%
Americas	36%		27%

Total	40%		38%

Reconciliation of Non-GAAP Measures: Three Months Ended June 30, 2010
(dollars in millions, except per share data)

		Tax Provision
	Operating	Benefit
	Income	(Provision)	Net Income	Diluted EPS
Before Special Items	$18.5	$(0.6)	$11.9	$0.47

Impairment Charge	(97.7)	—	(97.7)	(3.82)
Loss on Disposal of Vessels	(0.1)	—	(0.1)	(0.00)
Tax Adjustments	—	(4.9)	(4.9)	(0.19)

U.S. GAAP	$(79.2)	$(5.4)	$(90.7)	$(3.55)

Vessel Count by Reporting Segment

		Southeast
	North Sea	Asia	Americas	Total
Owned Vessels as of April 27, 2010	26	12	36	74

Newbuild Deliveries	—	2	—	2
Sales & Dispositions	—	—	1	1

Owned Vessels as of July 28, 2010	26	14	35	75
Managed Vessels	12	1	1	14

Total Fleet as of July 28, 2010	38	15	36	89